Omni Medical Holdings Announces Reverse Split, Corporate Relocation

Colorado Springs, CO   Omni Medical Holdings, Inc. (OTCBB:ONMH), a national
provider of turn key back office solutions for medical practitioners and facilities, announced today that it is has executed a 1 for 4 reverse split effective November 4, 2005. Omni also announced a relocation of its corporate headquarters from Rapid City, SD to Colorado Springs, CO.

Omni CEO Arthur Lyons said, "We believe this reverse split is in the overall best interest of the company, as we seek to add shareholder value. Due to this reverse split, Omni has determined that it will abandon the Preliminary 14C Information Statement respecting an increase in our authorized shares. Fractional shares will be rounded up to the nearest whole share.

Additionally, the move to Colorado now puts us in closer proximity to our DataFuzion subsidiary and other members of our management team."

About Omni Medical Holdings Inc.
Omni Medical Holdings, Inc. and its' subsidiaries provide a complete line of integrated back-office products for physicians and hospitals, including GE Centricity and Misys practice management and electronic medical records solutions, web based decision support reporting tools, data warehousing, disease management benchmarking, as well as medical billing and medical transcription services. Our ASP hosted products are designed to maximize practice performance by identifying ancillary revenue enhancement and cost savings opportunities, while eliminating the upfront costs and ongoing expense of owning, upgrading, staffing and maintaining multiple in-house operations and reporting systems. Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and the Company's ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

For more information:

Arthur Lyons, CEO
Omni Medical Holdings, Inc.
1257 Lake Plaza Drive, Suite 219
Colorado Springs, CO 80906
719-884-2131